Exhibit 99.1

CIGNA CORPORATION

Investor Teleconference

Philadelphia

Monday, July 14, 2003

H. Edward Hanway – Chairman and
Chief Executive Officer

Michael W. Bell – Executive Vice President and
Chief Financial Officer

Gregory E. Deavens – Vice President
Investor Relations

Note: Editorial changes have been made for clarity and readability.

As used herein, ‘CIGNA’ refers to CIGNA Corporation and/or its consolidated subsidiaries.

CAUTIONARY STATEMENT FOR PURPOSES OF THE ‘SAFE HARBOR’ PROVISIONS OF
THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

CIGNA and its representatives may from time to time make written and oral forward-looking statements, including statements contained in press releases, in CIGNA’s filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors. Forward-looking statements made by CIGNA may contain information about financial prospects, economic conditions, trends and other uncertainties. Forward-looking statements in CIGNA’s July 11, 2003 press release and this transcript include, as examples: (a) the Company’s revised earnings predictions for the second quarter of 2003 and the full year 2003, and (b) changes in the management of the Company’s health care business. You should not place undue reliance on these forward-looking statements. CIGNA cautions that actual results could differ materially from those that management expects, depending on the outcome of certain factors. Some factors that could cause actual results to differ materially from the forward-looking statements include:

1.	increases in medical costs that are higher than anticipated in establishing premium rates in CIGNA's health care operations, including increased use and costs of medical services;

2.	increased medical, administrative, technology or other costs resulting from legislative and regulatory challenges to, and new regulatory requirements imposed on, CIGNA's health care business;

3.

difficulties in implementing the realignment of health care operations initiated in the second half of 2002 and achievement of the intended customer service improvements, operational efficiencies and cost savings;

4.

the risks associated with pending and potential state and federal health care class action lawsuits, purported securities class action lawsuits, disputes regarding reinsurance arrangements, other litigation challenging CIGNA's businesses and the outcome of pending government proceedings;

5.	heightened competition, particularly price competition, which could reduce product margins and constrain growth in CIGNA's businesses;

6.	significant reductions in customer retention;

7.	significant changes in interest rates;

8.

downgrades in the financial strength ratings of CIGNA's insurance subsidiaries, which could, among other things, adversely affect new sales and retention of current business, particularly the retirement business;

9.

limitations on the ability of CIGNA's insurance subsidiaries to dividend capital to the parent company as a result of downgrades in the financial strength ratings of the subsidiaries or other financial constraints;

10.

inability of the program adopted by CIGNA to substantially reduce equity market risks for reinsurance contracts that guarantee minimum death benefits under certain variable annuities (including possible market difficulties in entering into appropriate futures contracts and in matching such contracts to the underlying equity risk);

11.

adjustments to the reserve assumptions and other considerations (including lapse, partial surrender, mortality, interest rates, and volatility) used in estimating CIGNA's liabilities for reinsurance contracts that guarantee minimum death benefits under certain variable annuities;

12.

adjustments to the reserve assumptions and other considerations used in estimating CIGNA's liabilities for reinsurance contracts that guarantee minimum income benefits under certain variable annuities;

13.

significant stock market declines, which could, among other things, reduce results in CIGNA's retirement business and result in increased pension expenses in CIGNA's pension plan in future periods and the recognition of additional pension obligations;

14.

unfavorable claims experience related to workers compensation and personal accident exposures of the run-off reinsurance business, including losses attributable to the inability to recover claims from retrocessionaires;

15.	significant deterioration in economic conditions, which could have an adverse effect on CIGNA's operations and investments;

16.	changes in federal income tax laws; and

17.

risk factors detailed in CIGNA's Form 10-K for the fiscal year ended December 31, 2002 and Form 10-Q for the quarter ended March 31, 2003, including the Cautionary Statement in Management's Discussion and Analysis.

This list of important factors is not intended to be exhaustive. There may be other risk factors that would preclude CIGNA from realizing the forward-looking statements. While CIGNA may periodically update this discussion of risk factors, CIGNA does not undertake to update any forward-looking statement that may be made by or on behalf of CIGNA prior to its next required filing with the Securities and Exchange Commission.

Greg Deavens:

Good morning, everyone. And thank you for joining today’s call. I’m Greg Deavens, Vice President of Investor Relations, and with me this morning are Ed Hanway, CIGNA’s Chairman and Chief Executive Officer, and Mike Bell, our Chief Financial Officer.

The purpose of today’s call is to review information we announced on Friday about our second quarter and full year 2003 outlook.

As I mentioned on our first quarter earnings call, the Securities and Exchange Commission has issued new rules dealing with the use and presentation of financial measures that are not determined in accordance with generally accepted accounting principals or GAAP. We use income from continuing operations, excluding realized investment results and special items, such as unusual charges and gains, as the principal measure of performance for our operating segments. This measure is most directly comparable to the GAAP measure income from continuing operations. Please see note number one of our July 11th press release which is posted on the Investor Relations section of CIGNA.com for a discussion of these matters.

In our remarks today, we will be making some forward-looking comments regarding segment and company outlook. We would remind you that there are risk factors that could cause actual results to differ materially from our current expectations. Those risk factors are discussed in a Form 8-K filed last Friday with the Securities and Exchange Commission. With that, I’ll turn it over to Ed.

Edward Hanway:

Thanks, Greg. Good morning, everyone. On Friday, we issued a press release announcing a shortfall in earnings for the second quarter and full year 2003. The shortfall is driven by challenges in our health care business. Today’s call will focus on the health care outlook and actions we are taking to improve results. We plan to hold our normal investor call on August 1st to cover second quarter results in more detail. Mike will describe the financial implications of these challenges and update our second quarter and full year 2003 outlook.

In October of last year, I said that 2003 would be a rebuilding year for CIGNA HealthCare. Recent results indicate that the challenges we face in certain areas of this business are more difficult and will take longer to fix than we originally envisioned. Results thus far in the second quarter make it clear that second quarter and full year health care earnings will fall short of our estimates.

The issues we are experiencing in health care fall into two categories: higher medical costs and lower membership. 2003 medical costs are projected to be significantly higher than expected. The key contributors are higher utilization rates related to the transition to our new centralized health care facilitation centers, higher cost due to higher provider reimbursement levels, and the impact of reprocessing certain 2002 medical claims. I want to comment on each of these drivers.

First, as we discussed before, earlier this year we began implementing a much more centralized medical management structure which will deliver greater consistency and specialization in our medical management activities. The key elements of the new model include shifting clinicians to higher value activities, like case and disease management programs, while de-emphasizing low value activities like pre-authorizations. This model provides process consistency and the ability to centralize management of certain acute conditions such as neonatal, burns and cardiac cases.

This change has been extensive. It has caused some disruption in our care and utilization management activities. Specifically, productivity has been lower than expected as new staff climb the learning curve in the care facilitation centers. The result is higher inpatient cost through the first five months of this year. We’ve addressed the issue by adding additional resources and directing them to focus on more problematic markets and facilities, and we have also increased training of this staff to improve their effectiveness and their productivity. We are confident that centralizing the care facilitation centers and case management will significantly increase the effectiveness of these operations through greater consistency and efficiency.

The second contributor to higher medical costs is unit costs that are higher than we anticipated in the areas of inpatient and outpatient services. Some of this is due to aggressive behavior by facilities where we have contracts based on billed charges as opposed to case rates or per diem rates. Our corrective actions include specific targeted re-contracting initiatives and efforts to reduce the percent of our costs related to billed charge arrangements.

The third factor contributing to the high medical cost outlook for 2003 is the impact of reprocessing claims. This is one area where we have experienced continued fallout from our 2002 service challenges. While we have historically had claims resubmitted that question the reimbursement level or a member’s eligibility, the volume received thus far in 2003 has increased compared to prior levels. In particular, the volume of claims submitted for reprocessing increased in the second quarter and continued to be significantly higher than expected.

As we reworked the claims during the second quarter, we determined that additional payments were required for a greater proportion of these claims than we have experienced in the past. The bottom line is that reprocessing will result in higher current year medical cost and therefore lower earnings than we expected. As we’ve discussed last year, we under took service center initiatives that have addressed the root causes of our service issues. Based on our significantly improved service performance, we expect to see a lower level of reprocessing adjustments in the future.

In addition to medical costs, the other major driver of the shortfall in earnings is membership losses. Through the end of May, membership was down about eight percent from December 2002 levels. We now expect medical membership to decline by approximately 10% on a same store basis by the end of 2003, as compared to year end 2002. Now this decline is somewhat greater than the outlook we gave on the first quarter call. And, while we continue to successfully execute initiatives to improve service, sales and member retention have been lower than expected.

Our service metrics this year have been strong, and our customer satisfaction metrics are significantly improved. These metrics are now inline with our major competitors. We continue to communicate our progress to employers, benefit consultants and brokers, and we are confident that, in time, these efforts will help stabilize the membership base. The turnaround in perception is simply trailing our improvement in customer satisfaction.

To drive continued improvement, I will be taking direct control of our health care operations while continuing to serve as CIGNA’s Chairman and CEO. As we announced, effectively immediately, I will be working directly with the health care management team to accelerate our progress.

In addition, we announced that John Coyle the former President and Chief Operating Officer of Trigon Health Care has joined CIGNA to lead our sales, distribution, marketing and medical management efforts. John has strong credentials and a proven track record of success.

Also as we announced on Friday, Pat Welch who has led HealthCare for the last year has decided to leave the company. And we certainly appreciate Pat’s contributions and wish him well on his future endeavors.

After Mike’s comments, I will provide some additional observations, but now I want to turn it over to Mike to discuss the financial implications as well as our revised outlook.

Michael Bell:

Thanks Ed. Good morning everyone. Ed discussed the reasons for the revised earnings outlook for the Employee, Health, Life and Disability segment. I’ll discuss our current earnings estimates and how we expect to achieve them. My comments today will focus on results in our health care segment. We will discuss the outlook for our other businesses at our second quarter conference call on August 1st.

Now, as is customary, the earnings numbers that I cite today will be for income from continuing operations before realized investment results and special items. On that basis, we estimate full year 2003 earnings in the Employee Health Care, Life and Disability Benefits segment to be between $500 million and $550 million, including the amortization of intangibles.

With respect to the pieces, we estimate that HMO earnings will be between $365 million and $395 million. And indemnity earnings will be between $150 and $170 million. The projection for the total segment is $175 million below the estimate that we had provided on our May 2nd earnings call.

Now for second quarter, we estimate earnings for this segment to be between $100 million and $110 million. As Ed noted, the key drivers of our earnings shortfall are higher medical costs and lower membership. I’ll start by reviewing the impact of these items on the full year outlook for the segment beginning with medical costs.

Three factors are driving the higher medical costs: utilization; unit cost increases; and costs related to claims submitted for reprocessing. The first two factors, utilization and unit cost increases, contribute to a higher expectation for medical trend. As Ed discussed, increased utilization reflects disruption that we experienced in implementing our new medical management model. The higher increases in unit costs primarily relate to certain facility contracts which are based on discounted billed charges, rather than per diem or fixed case reimbursement rates.

For our commercial HMO business, we now estimate full year medical cost trend to be approximately 15%, which is about one to two percent higher than our previous expectations. By component, cost trends are expected to run in the high teens for inpatient and outpatient services, and in the low-to-mid teens for professional services and pharmacy. Our expectations for premium yield increases in commercial HMO continue to be 14 to 15% for the full year.

For our administrative services or ASO HMO business, we expect overall medical trend to be about 13 to 14% for the full year. The lower trend versus commercial HMO reflects different geographic concentrations, more modest unit cost increases related to provider contract terms, and customer choice of tighter benefit designs. The financial impact of higher expected current year trend across all of our products will be approximately $90 million after tax for the full year.

The other major driver of higher medical costs is claims submitted for reprocessing. To date in 2003, the volume of claims submitted for reprocessing has been significantly higher than historical levels, mainly reflecting fallout from the service issues that we experienced in 2002. As we reprocessed these claims in second quarter, we determined that additional payments were required for a great proportion than our historical experience had predicted. The reprocessed claims have two impacts on our results. They effect prior year development and our medical cost baseline. Our estimate of the prior year development from these reprocessed claims is $20 to $25 million after tax, and this is reflected in our estimated second quarter earnings.

The second impact is that our medical cost baseline for 2003 is higher than we had previously estimated. And the impact of the higher medical cost baseline is $20 million to $25 million after tax for the full year.

So to summarize, the full year impact of higher than expected medical costs is approximately $135 million, reflecting the impacts that I’ve just discussed: the $90 million related to higher trend; $20 million to $25 million of prior year development; and $20 million to $25 million due to the higher baseline.

I’ll now speak to the outlook for membership. The other key driver of our reduced earnings expectations is lower anticipated medical membership. We now estimate medical membership, on a same store basis, will be down approximately 10% at the end of 2003, compared to year end 2002 levels. This is two to three percent lower than our previous expectations. The earnings impact of the lower outlook for membership is about $40 million after-tax for the full year.

To summarize, our current full year estimate for the segment is about $175 million below our previous estimates, of which $135 million is attributable to higher medical costs, and $40 million is attributable to lower membership.

Relative to second quarter, the revised outlook for the Employee Health Care, Life and Disability Benefits segment earnings which is cited earlier is $100 million to $110 million before realized investment results and special items. This is about $60 million below our previous estimates.

Consistent with the full year, higher medical costs are the primary driver of the quarter’s shortfall.

I’d now like to explain how we expect to achieve our revised full year segment earnings estimate of $500 million to $550 million.

Taking the mid-point of our current second quarter outlook, which is $105 million, and adding back the impact of prior year development from claims reprocessing, our estimated second quarter run rate is $125 million to $130 million. Repeating this run rate in third and fourth quarter yield second half earnings of $250 million to $260 million, and we expect to see some improvement in medical cost results in the balance of the year from the initiatives which Ed described.

There are two other items that I’d like to cover this morning: the information included in the press release related to the Run-off Reinsurance Operations and our full year outlook for cash flow at the parent level.

Our press release indicated that we anticipate a second quarter charge in our Run-off Reinsurance Operations related to the variable annuity death benefit product or VADBE. As noted on our first earnings call, we initiated a comprehensive review of assumptions used to establish reserves for VADBE. While this review is still underway, we expect to take a charge in second quarter to strengthen reserves. The amount is still being finalized, but we do not expect it to exceed $300 million after tax. I would note that this is a GAAP reserve change with no immediate cash implications. I will provide a full update on this issue on our second quarter results call.

Now with respect to full year parent company cash flow, I’d like to provide an update of our estimated full year cash position. Overall, we expect to end the year with approximately $50 million in cash at the parent company group. We expect dividends from the operating subsidiaries for the full year to amount to $500 million and full year interest to bondholders and dividends to shareholders will be about $300 million. In the first quarter, we used $125 million to pay down debt and we estimate that all of the other items will net to a use of about $75 million. As a result, we estimate that we will end the year with cash at the parent company level of about $50 million which is consistent with where we started the year. Now relative to shareholder dividends, these estimates assume continuation of the dividend at current levels. And I would also note that at this time, we do not expect to issue additional debt or utilize our available credit lines during 2003.

So to summarize our outlook, Employee Health Care, Life and Disability Benefits segment earnings before realized investment results and special items are estimated to be between $500 million and $550 million for the full year, and $100 million to $110 million for the second quarter. As a result, our outlook for consolidated earnings on the same basis is $700 million to $750 million or $5.00 to $5.25 per share for the full year, and $140 million to $160 million or $1.00 to $1.15 per share for the second quarter.

Overall, we continue to be financially strong, and this will provide us with a solid foundation as we address the operational challenges in our health care business.

And with that I’ll turn it back to Ed.

Edward Hanway:

Now before we respond to your questions, I want to make a few observations.

Today, we have focused on our health care business. However, I want to emphasize our other employee benefits businesses including our retirement and investment services, group disability and life, and international operations are all performing very well and in-line with our expectations. Given the strong results in these businesses, I am focusing my time on our top priority, improving the results of our health care operation.

With regard to our health care business, I’ve previously described 2003 as a rebuilding year. And, it’s clear from our revised earnings projections that this process will take longer than we have expected. However, while improved earnings and growth will take longer to realize, I remain confident in our ability to achieve them. My experience in successfully running our health care business before has made it clear that the key to success is first and foremost sound execution of the fundamentals. Sales, underwriting, pricing, medical management and customer service all require strong leadership and intense day in and day out execution.

We recognized last year that our execution in several of these areas had declined, and we identified actions to return us to a strong competitive position. We’ve made solid progress. And, I’m working with our health care team to accelerate the pace of further progress. Our service organization is currently delivering fully competitive service to members and employers, and our customer satisfaction results are strong.

Our underwriting organization has been strengthened and the alignment of our sales and marketing activities by middle market and national accounts is complete. We continue to make solid progress in implementing our new medical management model. Although we have had some disruptions as we move to our care facilitation centers, that disruption is largely behind us.

This new medical model will enhance CIGNA’s historic reputation for quality, cost effective medical management, and will leverage the strength of our clinical community, positioning us to meet the changing needs of both employers and employees. Now with all of that said, we clearly have much work to do to fully restore our reputation and capabilities in support of member and profit growth. Given the importance of accelerating the progress of our health care initiatives, I’ll be personally heading this effort working with the health care team. I am confident of our ability to restore CIGNA HealthCare’s leadership in the health care insurance marketplace.

And with that, we'll now take your questions.

Josh Raskin:
Lehman Brothers

Good morning. Two quick questions. First, could you update us on the RBC levels or how much above the RBC levels you were if you have the June numbers. If not, at March. At sub level and aggregate.

And then the second question with regards the parent cash flow, I think it’s $50 million. It sounded like the new guidance on the cash flow from operations portion was down about 15 or 16% which is not quite in line with the down tick in overall earnings for the company. So I was wondering what the difference in cash flow was there. And then also, there was a little bit of a change in terms of the debt repayment by, you know, maybe $20 million or so. I assume that we’re just going to stop at the first quarter levels?

Michael Bell:

OK, Josh, this is Mike. In terms of your series of questions there beginning with the RBC levels, I assume you’re referring to Connecticut General Life Insurance Company in particular?

Josh Raskin:

That in particular, but also just in general where you are for all of your HMO subsidiaries.

Michael Bell:

First, for CG Life, I don’t have a precise number yet for second quarter, but I would expect it to be around 250% or maybe slightly higher. Our HMO legal entities tend to run in excess of 110%. Again, I don’t have precise second quarter numbers yet, but somewhere in the 105% to 130% range on average. In terms of your questions on the parent company situation, first the debt situation has not changed. We matured the debt from first quarter. We did not refinance that, so that’s not a change from any prior communications.

In terms of the parent company cash flow situation, the change relative to what we communicated at first quarter relates to a reduction in dividends from our health care operating companies, reflecting the lower earnings outlook there. The dividends for Connecticut General Life Insurance company remain unchanged. And in terms of your specific question on the reconciliation between GAAP earnings and the dividends from the subsidiaries, the amount available to dividend from the operating subsidiaries tends to be based more on statutory accounting, rather than GAAP accounting. So while there’s a correlation there, it’s not precisely one-for-one.

Josh Raskin:

So for GAAP versus the statutory, there’s a difference there.

Michael Bell:

Yes.

Josh Raskin:

And then just one last question on the reprocessing of claims. Could you just give us an example of how that works? Would that just be a claim that was previously processed that was disputed by a provider, and now has been reprocessed and it turns out there was more money owed? How exactly does that work?

Michael Bell:

Yes, essentially, you’re describing it right. This entails a situation where a provider has come back to us and asked us to review certain claims because they’re questioning the level of the reimbursement. This is an industry phenomenon. We’ve certainly historically had a certain level of this. And the point here is the volume of these requests increased significantly in 2003 versus prior years. The preponderance of these reprocessed claims relate back to medical services provided in 2002. In addition, historically the reprocessing has meant adjustments that are both positive and negative. And what we’re seeing in this situation is a greater volume and a greater proportion where we need to make additional payments to the providers as compared to what we saw in historical patterns.

Matthew Borsch:
Goldman Sachs

Just a few quick questions. First, where do you think the membership losses are primarily concentrated, in terms of either regional accounts or national accounts? And my second question is just to try to better understand what kind of membership losses you’re expecting in terms of how they’re going to fall out quarter-by-quarter between the end of the first quarter, and the end of 2003, which seems to be a loss of about 600,000 [members] that you’re looking for.

Michael Bell:

Matthew, first in terms of the membership breakdown of national accounts versus regional middle market accounts. The losses are higher, if we look at either the second quarter or the full year, they are higher for regional accounts as compared to national. We’ll be down for the full year for national accounts, I’d say something probably in the six to seven percent range, and for regional middle market accounts probably something closer to about 13%.

And in terms of the quarter-by-quarter pattern again, most of the national accounts at this point have renewed thus far this year. So the primary decline over the second half of the year will be in the regional side.

Matthew Borsch:

And if I could just ask a follow up, where you’ve lost some of the national accounts, what do you think the key decision points have been? Has it primarily been fall out from service difficulties in 2002? Have there been pricing dimensions to that vis-à-vis the administrative fee quotes offered by some of your competitors?

Edward Hanway:

Matthew, it’s Ed. I think, clearly, one of the driving influences here on the national account side was the service –I will call it service overhang from 2002. We have clearly, as we said several times, improved that dramatically, and believe we are fully competitive today and are pretty aggressively representing that in the marketplace. But I think, as I said in my prepared remarks, the perception is trailing the reality a bit. So we continue to work to ensure people understand that the service has not only been stabilized but actually quite improved.

Matthew Borsch:

And just on the second part there, are you seeing any change in the nature of the competition for ASO business this year as compared to the last two to three years?

Edward Hanway:

I think, clearly, there is a fair amount of competition out there. And do I think it’s slightly more competitive? I think clearly people have targeted us, as a practical matter, because of some of our service challenges. And yes, I would say people are being reasonably aggressive. I wouldn’t say it is irresponsible pricing, however. I would just say it’s a pretty aggressive market at the moment.

John Szabo:
CIBC World Markets

Good morning. I had two quick questions, the first about the reinsurance business. Is that just a mark-to-market on the short position you took last year? And is that why there’s no cash implications?

Michael Bell:

The reason that there’s no cash implications, John, is that the statutory surplus and earnings tend to drive the level of dividends from the operating company and the CIGNA parent. And our statutory reserves in particular are unchanged by this review. This is simply a GAAP reserve change with no immediate cash implications.

Edward Hanway:

And John, just to pile on to that, actually the hedge program that we put in place last year is working well. This particular charge is unrelated to that issue. That hedge program is performing as we expected.

John Szabo:

Well the market has risen quite a bit since then. Have you found that you’ve had to reduce some of those assumptions that you put in place in terms of the notional amount of that hedge?

Michael Bell:

Well yes, certainly John, the hedge is dynamic. So the notional amount does change with changes in the market. But again, as Ed indicated quite accurately, our experience to date with the hedging program is that it’s working as expected, and that is not causing either a GAAP reserve change in assumptions or a material cash flow mismatch.

John Szabo:

I had just one last question for Ed, what would be the factors that would lead the Board to take more aggressive actions than you’ve taken to date, including asset sales or potentially the sale of the whole company?

Edward Hanway:

John, we’ve said consistently that our practice is to evaluate what’s in the best interest of shareholders with respect to each of our businesses and that process continues. We believe that the businesses we have, other than health care, are all performing quite well. But it doesn’t mean we aren’t constantly looking whether there are better alternatives. And I think our track record, historically, speaks to that in terms of our asset distribution.

So, I don’t think there’s much change there from our ongoing practices, and the Board and I are very focused on those.

John Szabo:

And Ed, how long do you anticipate running the health care business? Are you going to be actively looking for additional management talent either from inside the company or outside to run the company on a longer term basis? What are you thoughts there?

Edward Hanway:

Yes John. First of all, my thoughts are that the team that’s in place there is a good one. Remember, we did a lot of strengthening of that team back in the second half of last year. So I feel very good about the complement of resources. I think the move to bring John Coyle in is indicative of the fact that we will continue to look for specific expertise that we think can contribute to the corrective action plans and accelerating those plans.

In terms of my intentions, I intend, for the foreseeable future, to be directly involved with this [business]. And we’ll bring in additional talent as we identify it and as we believe we need it. But my intentions at this point are to be actively involved with the health care team for the foreseeable future.

Charles Boorady:
Smith Barney

Thanks, good morning. First, with respect to guidance for the back half of the year. I’m curious when you first became aware of the second quarter shortfall so we can assess how much confidence to have in the guidance you’re giving for the back half of this year. In particular, you added back in the $20 million to $25 million prior period development, and I’m curious why you don’t think you’re going to continue to need to shore up that $20 million to $25 million for more recent quarters.

Michael Bell:

First off, in terms of when did we know that second quarter was going to fall short, we communicated the information to you as soon as we could. Once we could provide really complete information that the market would find valuable, we communicated it, which again was obviously July 11th.

In terms of the projections going forward, and in your specific question around the reserves, at this point, we have reviewed the reprocessing situation. We believe we’ve made adequate provision for the reprocessing that we estimate has come in or will come in. I walked through the derivation of the second quarter run rate and how that applies to the second half of the year. So you can see that projections for the full year are pretty consistent with the second quarter run rate.

So really, that coupled with the fact that we think we’ve put up an appropriate reserve for the prior development is why we feel confident.

Charles Boorady:

The $20 million to $25 million that you incurred in terms of your confidence that you’re not going to continue to incur that though, and the potential for a shortfall of about that much if you do incur it going forward, I’m just wondering how we assess that given that it wasn’t until around July 11th that you came to the conclusion that you’d have a shortfall in the second quarter?

Michael Bell:

Well again, Charles, what I can tell you is that we believe that the reserves that we’ve established reflect the reprocessing volume. And we think those assumptions are appropriate. I don’t think that has anything to do per se, with communicating on July 11th.

Edward Hanway:

I think we have a very good handle on the underlying dynamics as a reprocessing issue. So I think our confidence level in the forecast of the balance of the year is good.

Charles Boorady:

And the last question on service levels, I’m just curious how you know that your service levels are in line with your competitors, and if you can share with us any key benchmarks that you used to compare yourself to the other two leading competitors, Aetna and United Health?

Edward Hanway:

Yes, Charles, well first of all we’ve done a fair amount of benchmarking and do have some independent information in terms of what we think our competitors are achieving. And of course, in the bid situations as well, Charles, as you well know, you get a pretty good sense for what competitors are committing to and willing to put performance guarantees out there for. And on those bases, our call statistics, our first call resolution and our customer satisfaction metrics are all quite good and clearly within that competitive range.

And that’s been validated for us by not only some customers, but I think also some consultants that we’ve worked with. We’ve tried very hard to get a sense for where the market is, recognizing that we need to get there first. And then we would have an intention in attempting to differentiate ourselves in some way. But we have a pretty good sense Charles that where we are is very competitive.

Charles Boorady:

And are the MDL potential settlements included in the guidance you gave for free cash at the parent at year end?

Michael Bell:

Again, what’s included in the free cash flow to the parent company level includes the provision that we put up at the subsidiary level in fourth quarter of 2002 for the provider litigation.

Eric Veiel:
Wachovia Securities

I  just wanted to double check the math here on the year end cash flow. If I look at my old notes, it had been $600 million in dividends from the subs. Why is that only dropping to $500 million in light of the change of $175 million in profitability?

Michael Bell:

Yes, Eric this was the same question I was answering with Josh. The amount available to dividend from our operating subsidiaries tends to be driven by statutory accounting, and therefore, statutory surplus and earnings as opposed to GAAP. So while there’s certainly a correlation over time, it’s not a one-for-one relationship.

Eric Veiel:

That’s what I thought you answered to Josh. It just seems like a fairly large almost, two-to-one difference which seemed a little bit large to me.

The second question, can you just give us a sense of the reprocessing side here? You made some comment in the press release about changing your benefit design. Does this indicate to us that you’ve had some selection that was adverse against you that was stemming from plan designs that were too rich versus your competitors? And if that’s the case, how comfortable can we be that the designs you’re putting in place for 2004 are going to be more accurately priced?

Edward Hanway:

First of all, I don’t think we would say we’ve necessarily had adverse selection. I think what we have seen is that some of our benefit designs particularly in the fully insured book of business are in fact a bit richer. Now we’ve priced for that, but that accounts for some of our higher trend. And in the short term that doesn’t necessarily disadvantage you but over the long-term that’s not a good position to be in, principally because the marketplace isn’t interested in those types of designs. They want a skinnier, more effective benefit design. So that’s what we’re working on, getting those benefit designs in to a more competitive range, so that our product is a bit more competitive for the broader market.

Eric Veiel:

And what do you think the timing is in terms of just development and testing these new products actuarially? Are you going to be ready for these for 2004? Do you think that they’re ready for 2004?

Edward Hanway:

Yes, I think we’ll have a portion of them ready for 1/1/04, and we’ll roll them out throughout 2004. So the quick answer to your question is yes, some of this can happen fairly quickly; some of it will take a little bit longer. But we’ll certainly be adjusting benefit structures in 2004.

Eric Veiel:

And then the final cost structure issue that it looks like nobody’s really asked about is in terms of you are renegotiating on the provider side, can you give us a sense of what the timeline is going to be of what percentage of your contracts are even available for renegotiation now and over the next couple of years?

Michael Bell:

First, it’s really an ongoing effort. I wouldn’t point to a specific timeframe where it’s one and done. This is, particularly in situations where we’re getting out of discounted billed charges and getting into per diem contracts, or we’re eliminating the inpatient stop loss. It’s not a situation where it’s a quick fix. I do expect that we’ll continue to make progress on this in 2003. And we will continue to make changes at a faster rate in 2004.

I think you’re aware that we’ve centralized the oversight of our provider contracting function. And we are confident that structure and that focus will give us better contracts, will give us stricter standards, and it will minimize some of the exposures that you’re referencing.

Edward Hanway:

Yes, I think the last point Mike made is a good one which is the centralization of our contracting has allowed us to have a much better sense across the country as to where our contracts are, and also to leverage our resources where they’ll have the most impact. So this is something that we’ve been working on now for a while, and we would expect the progress to accelerate as we go through 2004.

Ellen Wilson:
Sanford Bernstein

Question on the medical management front. Would you really say that this is all the medical management shortfalls, or is there any sign that you have an ongoing underwriting issue, and how much of the downside was attributed to last year?

Michael Bell:

I do not believe that the up tick that we’re seeing in medical cost trend for 2003 is related to underwriting shortfalls. Again, I think we got a pretty good handle on the book of business, how it changed, in particular, 1/1/03. What accounts did we bring on. What accounts left us. So the trend issue is really more of an acceleration in underlying trend based on the things that we talked about. I would not characterize it as an underwriting problem.

Ellen Wilson:

And one last question on the health care facilitation transition issue. This overall medical management consolidation. Is that move done? And when was it done?

Edward Hanway:

I would say it is largely done, but we are still obviously implementing elements of it. We began the actual implementation of this probably late fourth quarter [of 2002] and early first quarter [2003]. And so we’ve had now about six months to, particularly in the health care facilitation centers, get them up, get them running, get them staffed, and quite frankly feel good about that progress even though, as we’ve acknowledged, there’s been some disruption there.

Again this is a fairly significant series of changes where we are leveraging resources and providing much more consistency at much higher levels of efficiency than we had previously. So we are very confident that the model is right. And I would expect, over the second half of the year, to see that begin to play out.

Ellen Wilson:

When would you say that that transition will be completely done?

Edward Hanway:

Well, I would say certainly into the third quarter we’re going to be substantively completed. I would say much of it is done now. We are still obviously training resources as I mentioned before. But in terms of executing within the new model we are well into that today.

Michael Bell:

Just to add to that, we’re certainly seeing the execution begin to improve in the health care facilitation centers as we climb the learning curve. For example, our inpatient days per 1,000 year-over-year trend rates improved second quarter 2003 versus first quarter 2003. And we expect to show improvement in the second half of the year.

Christine Arnold:
Morgan Stanley

I have one follow up on the liquidity issue, and then I have another question related to something else. The $75 million in “other” in terms of the corporate use of cash, is that entirely pension? I think the $75 million contribution hasn’t yet been funded. Is that all that’s in there?

Michael Bell:

Christine, that is not included in the $75 million. The pension plan costs are fully allocated back to the operating subsidiaries. So that is not a parent contribution, per se. Those are expenses allocated to and paid by the operating subsidiaries themselves.

Christine Arnold:

So that’s incorporated in the $500 million?

Michael Bell:

That's correct.

Christine Arnold:

So the potential charges that you talked about second quarter for restructuring and any severance that you’re still paying out is also in the $500 million from a sub level?

Michael Bell:

Yes, that's correct.

Christine Arnold:

And, my follow-up question is since you’ve experienced an increase in the second quarter in basically identifying mistakes from 2002, why if your systems are improving is the number of mistakes identified, to use non-technical, terms accelerating? And how do you know it’s peaked?

Michael Bell:

Again, as I talked about earlier, this is something that we’ve had historically. We’ve certainly, historically, had a pattern of reprocessing. What we saw in second quarter, though, was that in addition to the volumes of these requests continuing to be quite a bit higher than they had been in the past, it became clear to us that the actual claims that we were reprocessing were requiring a greater proportion of additional payments to be made as compared to our historical patterns which were more balanced between pluses and minuses. And again, that’s reflected in the reserve strengthening that was taken at second quarter. So I certainly wouldn’t characterize it all as a systems problem. It wasn’t simply a systems issue, per se. It was a change in pattern between us and the providers. And it just came out in the second quarter as we worked through that level of rework.

Christine Arnold:

So was there a backlog in the first quarter that you worked through?

Michael Bell:

In terms of the backlogs, in terms of claim backlogs at first quarter, we had worked claim backlogs down to industry normal and historically normal levels for us. The reprocessing is separate and distinct from claim backlogs. In the reprocessing situation, this entails a provider who had in most cases already been paid coming back to us and saying please review these set of claims because they’re questioning the level of reimbursement. It’s not a claim backlog per se issue, it’s requests from the provider to review and reprocess certain claims.

Edward Hanway:

Yes, and Christine, in terms of confidence level here as to why the situation should improve, clearly as we went through the second half of last year and into this year, our service metrics improved dramatically as we’ve talked. I would call all of our service processes, including our claims processes, improved. So as a practical matter, I think what we have here, as I mentioned in my prepared remarks, is some continuing fall out from some of the challenges we had in 2002.

So we feel good about the service situation and the processing situation today. And I think we’ve come through that. That’s why we have a reasonable amount of confidence that the situation will improve.

Christine Arnold:

And final question, is any of this related to your experience-rated book?

Michael Bell:

The reprocessing in particular, Christine?

Christine Arnold:

Yes, and the higher cost trends relative to expectations? And have you seen lapses in it for 2004?

Michael Bell:

Let’s see, a couple of different questions there. First, both reprocessing and the higher trend rates also apply to the experience-rated book, in similar fashion as what it applies to our guaranteed cost commercial HMO book. And in terms of 2004, it’s a little early to be giving specific guidance for 2004, but we do expect improvements in the experience-rated book in 2004 as compared to 2003 and 2002.

Christine Arnold:

Will you change the way you’re underwriting it?

Michael Bell:

I’m quite comfortable with how we are underwriting the experience-rated book at this point in time. We’ve strengthened the rate monitoring on the front end. We’ve got much tighter processes. We’ve got tighter audits. We’ve got tighter book of business reviews in place. I’m quite comfortable with our underwriting practices as it relates to the experience-rated book.

Christine Arnold:

So you’re not going to force these accounts to fully fund the claims run off up front?

Michael Bell:

Again, our historical practice for handling, as you’re describing it, customers funding claims, we’re quite comfortable with how that works. The experience-rated product continues to make money for us. It’s a good product line for us. It meets an important market need. I would not expect a significant change in underwriting practices for that book going forward.

Edward Hanway:

Yes, Christine, I would only add one thing to Mike’s comment on experience-rated [business], I think another one of the things we have really focused on in addition to all of the controls he mentioned is that this is an excellent product for the right customer segment.

And we have really focused on that. You know, this is not a product that you expand to a national account customer. This is one that is really very attractive in that middle market segment. So I think that is also something that provides us with some confidence that we can continue to underwrite and sell this product effectively.

Arun Kumar:
JP Morgan

A couple of questions for you. One is on the issue of your rating, S&P came out in the context of this call today and lowered your ratings to single A plus on the financial strength, and one can presume that Moody’s will be doing something in the not so distant future. How will it impact your product sales for your disability, group life, and your retirement services business?

And the second question I had has to do with the medical trends and your pricing. You said that trends were 15% a year. And your pricing is 14 to 15%. Looking to 2004 with most of your business renewed on January 1, one would think that in the next couple of months you’ll be looking for pricing and setting up your calls with all of your top customers. What do you expect for membership? And what do you expect for pricing looking ahead?

Michael Bell:

First, in terms of the ratings, as you can imagine, we’ve had ongoing dialogue with the rating agencies. I don’t want to speculate on the Moody’s rating since it’s not yet final. But in terms of your question around the impact on our customers, we certainly appreciate the needs that our group disability and life customers have as well as our retirement customers have for financial security.

Specifically, as it relates to the retirement book, I would just remind you that the Connecticut General subsidiary that currently serves as the operating company for our retirement business continues to be well capitalized. As we talked about in the answer to one of the earlier questions, the RBC ratios I would still expect to be 250% or so, again still well capitalized. CIGNA overall, certainly, still remains a financially strong company. And as it relates to the retirement book in particular, we are exploring a range of alternatives to make sure that we continue to meet the needs of those customers.

As a couple of examples, we have introduced additional product structures that give our customers some additional credit protections where that’s been an area of interest. We’re also exploring the potential of possibly placing the retirement business into an operating company, other than Connecticut General Life, which we would expect to have a strong rating.

So the bottom line is that we can continue to meet the needs of our customers for the retirement book as well as the group disability and life book.

Now in your other question around medical trends for 2004, we are in the process of reviewing our pricing strategies for 2004. It’s a little early to lock in on a specific number. And also a little early to lock in to a specific membership projection. I don’t know, Ed, if you wanted to provide any color on the 1/1/04 membership at this point in time?

Edward Hanway:

I think it’s a little bit early. I think relative to national accounts, what we’ve seen to this point in time is that likely we would expect the account retention rates to be maybe a little bit better. New sales don’t look as if they’ve been as strong as we would like. It’s still early in the season here and we’re still awaiting a significant number of decisions.

Overall, I think it’s early for us to predict what’s likely to happen with membership 1/1/04 particularly middle market as we just said.

Arun Kumar:

Just a quick follow up on the reinsurance business, we spent a lot of time on the health care business. And presumably you’ll give some additional information on your earnings call. But if you look at CIGNA and you look at the problems over the past 12 to 18 months, 80% of the problem one could argue is due to discontinued reinsurance business. And I know we entered into a hedging program last year which is supposed to limit any downside. But regarding the charge S&P, says $450 million in reserves, and you said $300 million after tax. When does that end? When do we see the end of that business hemorrhaging the rest of your operations?

Edward Hanway:

Yes, just a couple of comments, and I’ll let Mike comment as well. Clearly, the VADBE program, for example, that we acknowledged the charge for, this is a fairly complicated product with a lot of moving pieces. And I think we have a very good process established to both manage this run off, as well as understand the ongoing exposures with it. Obviously, as we get additional data and detail we update our assessments, which is why we did the detailed review that Mike has alluded to.

So I think we are managing that run-off program very well. It is complicated and requires ongoing attention.

Michael Bell:

Yes, just to add to that, I’ll just remind everybody the review is not yet complete at this point. I do expect that we will complete it by the [time CIGNA reports] second quarter [results], but the $300 million after-tax that we put out there, we don’t expect it to exceed $300 million, but we don’t have a precise number at this point.

Again, as we talked about before, our experience to date with the hedging program is that it is working as expected, and has significantly reduced our exposure to swings in the market. The review that we’ve undertaken for second quarter is for our wide range reserve assumptions. We’ve literally looked end-to-end at all of our reserve assumptions, and reserve considerations. And we’ve disclosed the areas of uncertainty there.

Certainly, we expect that the reserves, when we complete the review here, at second quarter will be appropriate.

Robert Kyle:
UBS Warburg

First, following on that last question, would your remind me if you’ve reinsured any of the run-off business, the variable annuity business?

Michael Bell:

A small portion, Robert, has been reinsured. But, the bulk of it is ours.

Robert Kyle:

And does the charge you anticipate have any impact on the reinsured piece of it?

Michael Bell:

Potentially, it would have a very small impact. I would not say it’s a material component of the $300 million.

Robert Kyle:

And now turning back to the medical cost question, just a clarification, I’m not sure I understood correctly the contracting piece of it. Could you explain the difference in the way the hospitals, I guess, and providers are getting reimbursed? I think you talked about per diem rates versus another type.

Michael Bell:

Yes, Robert there are a couple of pieces here. First, over the last 12 months we have converted some of our contracts from capitation to fee-for-service in several markets. I think this is pretty consistent with industry trends.

Also, at this point, we do have a higher percentage of provider contracts than we would like that are based on discounted billed charges rather than fixed per diem or locked-in fee schedule type contracts. And again, where we have these structures, we have found that facilities have been increasingly aggressive at increasing their billed charges, and that’s contributed to a higher than expected increase in unit cost.

And obviously, we’re working on this particular issue quite aggressively. We’re intensifying our contract renegotiations, intensifying our work to standardize our contracts to decrease this exposure. And while this work has been slower than we’d like and certainly we’re not happy with the increase in the unit costs, we’re making progress on it.

Robert Kyle:

I’m trying to figure out why it’s happening now. Has your transition from capitation lagged the industry? Is that the only reason why it’s happened now? Or is there something else going on?

Michael Bell:

I’m not sure that I would comment on the capitation to fee-for-service versus the industry trends, my guess is it’s probably pretty close. I think at this point, we do have a higher percentage of facility contracts in particular that are susceptible to billed charges. We’ve got a higher percentage than we would like. And again, we think this is a good improvement opportunity for us going forward.

Robert Kyle:

And has it gone out of whack over time before?

Michael Bell:

I’m not sure I’d say “gone out of whack”. Again, we have certainly seen an acceleration in the billed rate schedules that the facilities have had. We’ve seen an increase at a faster rate than we anticipated.

Robert Kyle:

Lastly, any reason to be concerned about physician, or you’d call it professional or pharmacy cost?

Mike Bell:

Actually, the pharmacy cost thus far has continued to moderate. And, we would expect for the full year for these pharmacy costs to be in the low teens. On the physician side, the unit costs have been pretty well behaved. We did see a little bit of up tick in utilization for the first half of the year probably related, I would guess, to a combination of the switch over from capitation to fee-for-service, as well as related to the health care facilitation center stuff that we talked about.

Dan Johnson:
UBS Global Asset Management

In terms of the reprocessed claims, can you talk about what claims system those were generated from? Were these from the, I think you called it “end state”system, or from others, or from both?

Edward Hanway:

We had some on both. Now as Mike said we always have some level of this. It’s part of the business that you deal with. I would say we probably had a bit more on end state reflective of the 2002 service challenges that I spoke about. So from that standpoint, that’s not unexpected as a practical matter once we analyzed them.

Dan Johnson:

And then separately, in terms of the dividends up from the subs, if I recall, there should be some impact in terms of 2004 cash flow given that I thought traditionally dividends in any one year were dictated by statutory earnings or a percentage of statutory surplus of the prior year. Is that correct or not?

Michael Bell:

Well again, it’s different obviously for different legal entities and in different jurisdictions. Again, it’s a little early to speculate about 2004 dividends. Again, the comments I made earlier related to 2003. And at this point, we have collected the majority, north of $450 million of the $500 million. That’s what I would feel comfortable projecting at this point.

Dan Johnson:

That $450 million you’ve collected was that predicated mainly upon the earnings of these subsidiaries during 2002?

Michael Bell:

Certainly the 2003 earnings and surplus positions of the subsidiaries played a heavy weight in that as well.

Dan Johnson:

The 2003 did. So it’s not inherently obvious that the $500 million for this year will necessarily be lower for 2004.

Michael Bell:

That is correct, Dan.

Andrew Gundlach:
ING

Of the $250 million to $260 million of operating income you were forecasting for the second half, just to be sure, that includes HMO plus indemnity?

Michael Bell:

Yes, that's correct.

Andrew Gundlach:

And last quarter, [first] quarter, you had $163 million of operating income. And how come if your enrollment is declining and your costs are going up that you see yourself flat to higher than last quarter?

Michael Bell:

Again, in 2002, we had several challenges there. So I’m not sure I would, at this point, think it’s a productive exercise online here to go through a detailed reconciliation of 2003 versus 2002. I did walk that through during my prepared remarks, that if you take the second quarter run rate, meaning take the second quarter projected earnings.

Andrew Gundlach:

$125 million to $130 million.

Michael Bell:

Exactly. In affect, you can reasonably check the second half of the year. Now in terms of the second half of the year specifically we've got a couple of moving parts. We expect membership to be a little lower in the second half versus first half. But we expect medical cost management results to improve. And that's what gives us the range that we've communicated.

Andrew Gundlach:

I’m just trying to compare it to the second half last year versus this year just looking at some of your numbers from your old 10-Q. If you adjust it all, you see yourself flat to last second half?

Michael Bell:

Andrew, I will follow up with you offline.

Andrew Gundlach:

Let me ask you one other quick question. You said that there’s no immediate cash impact of the reinsurance charge, but S&P points out that it’s unexpected customer behavior, and they actually cite dollar for dollar withdrawals versus full surrenders. A) when do you expect to cash fund this charge, and B) if it’s dollar-for-dollar withdrawals, that’s something that is way beyond your control, how do you forecast that and that’s potentially crippling if that continues?

Michael Bell:

On the first part of your question, on when would we expect to fund that [reserve]. Again, the funding per se from the parent company is driven really by Connecticut General Life Insurance company statutory reserves. And at this point we’re confident that our statutory reserves are based on a prescribed basis based upon the state regulations.

That basis is already conservative, and we’ve certainly already funded the statutory reserves by the parent company contribution last year. Actually, just to give an example of the conservatism of the statutory reserves, as an example the statutory reserves assume zero future lapses whatsoever, which we believe to be quite conservative.

On your question on the partial withdrawals, again, as I noted earlier, the review is not complete; so again I’ll share with you details on August 1 after the review is complete. But the point here is that we are looking closely at the partial withdrawals both the experience that we’ve had to date, as well as what we expect in the future in terms of partial withdrawal rates, and we do expect at this point to make a provision.

Now that there’s the benefit of the additional experienced data, we do expect to make an explicit provision in the current reserve for future partial withdrawal experience. And again, I just can’t give you additional detail until we complete that review.

Ed Kroll:
SG Cowen

Just back on the cost trend quickly, and the difference between the cost trend on the national account book, and the HMO book. The 13 to 14%, that’s I believe consistent with your prior guidance on the national accounts. And one of the reasons you cited in your prepared remarks was geography. And I was just wondering, where are the hospitals that are causing you trouble? I mean are these rural or semi-rural markets?

Michael Bell:

First, you are right, that change in geographic mix is a significant driver of the difference in trend between commercial HMO and ASO. I wouldn’t cite a specific market per se. In general, I would point to the west as well as certain rural areas as having a higher rate of these billed charge type exposures than we have in the other areas.

So it is a handful of things, but it would be the western area and the stop loss contracts in addition to your specific point on the rural markets.

Edward Hanway:

The commercial HMO book, Ed, does have a somewhat difference geographic mix than the book overall. And Mike’s correct, there does tend to be some concentration in areas that have higher cost dynamics, which are why the trends are higher in those markets.

Ed Kroll:

And there was no impact from the Lovelace sale on your cost trend?

Michael Bell:

No. We've made that apples-to-apples. There was no impact.

Ed Kroll:

And then, just a quick follow up on improvements for the second half in your medical cost trend that you’ve mentioned. Could there be significant incremental costs, maybe administrative costs? One of the things you mentioned in the press release is hiring more nurses. Is it possible that you could have some incremental costs at the admin line to improve the medical cost? Have you thought about that? Is that baked into the new forecast?

Michael Bell:

Ed we’ve certainly thought about that, and it is baked into our full year forecast. We are generally on target with our expense goals. I think if you think back to first quarter, our first quarter expenses, operating expenses were a little bit better than expected as we had faster expense reductions than the original plans called for.

Essentially, the full year numbers that we talked about this morning currently expect the first quarter run rate to continue throughout the year. So, flat overall expenses throughout the year. And essentially you’ve got some moving parts there. The additions to staff in the medical cost management area essentially net-net are offset by the continued expense reductions both in our health care operations as well as our overall corporate operations.

John Rex:
Bear Stearns

First, I appreciate you can’t really forecast your 2004 enrollment outlook at this point, but maybe to help us draw our own conclusions. Can you size for us how much January 2004 business you are aware of is out to bid at this time? You should have a good sense at least on the national account side, because this is the height of your renewal season. Can you put them in some way that we can make our own conclusions about retention?

Edward Hanway:

We have, I believe, it’s about 15 to 16% of the accounts are out to bid for 1/1/04, which is, to be honest, not materially higher than I think we’ve experienced in the past.

John Rex:

And with that 15 to 16% would that be the same in terms of membership? I mean would accounts equate membership? Or are there some disproportionately large accounts?

Edward Hanway:

No, I think it’s pretty close, John. And as I said before, I think that we would expect that retention will be a bit better. But we haven’t seen the level of new sales that we would like.

John Rex:

How would you characterize retention now for 2003, given your full look at the accounts that were out for bid, what kind of retention rate would you estimate you achieved in 2003 at this point?

Michael Bell:

For national accounts in particular?

John Rex:

Yes.

Michael Bell:

We were in the low-to-mid 90s [%], I don’t have the specific integer in front of me, but it was low-to-mid 90s.

John Rex:

Also, when you made your G&A resizing moves prior, you tried to avoid customer touch areas. And it felt like to us a lot of that was occurring on the contracting level, and part of that was due to your move to centralize that function. But if one of the issues is contracting, it appears you lost a lot of experienced folks in the contracting function, does that hinder your ability to get these things into shape with the rest of the industry?

Edward Hanway:

One of the areas that we did not take a lot of cost out of was in contracting, and I would not agree with that at all. In fact, I would say we have, net-net, likely strengthened our contracting resources as a result of this, both in terms of quality and potentially in terms of numbers.

John Rex:

So you didn’t have FTE [full time equivalent] reductions in the contracting function?

Edward Hanway:

Well if we did, it was more administrative than it was the contractors themselves. That’s not a contributor here. And in fact, just to repeat myself, I think what we structured now in terms of the centralized process is going to significantly improve our ability to deal with some of these issues as opposed to the reverse.

John Rex:

And in your 10-K you had provided some sensitivity analysis on this reinsurance component. I’d assume that you’d have a decent idea now on if you could at least give us, in order, those four items you cite in your 10-K, so if you could go through in order, what you’re having the most impact in getting to your $300 million? The only one I recall you did not size in the 10-K, was a sensitivity to changes in interest rate. I think the rest you put sensitivities around.

Michael Bell:

John, again I promise we will share details with you on August 1st, but at this point, what I can tell you is that the main change that we expect to make in our reserve assumptions is for the partial withdrawals. To make an explicit provision for what we’ve seen to date as well as what we would expect to see in the future.

Operator:

Mr. Rex, thank you for your question. Ladies and gentlemen, this concludes CIGNA's conference call. A recording of this conference will be available for 10 business days following this call. You may access the recorded conference by dialing 1-888-203-1112 or 719-457-0820. Those numbers again are 1-888-203-1112 or 719-457-0820. The pass code needed for both numbers is 210417. Thank you for participating. We will now disconnect.